ROPES & GRAY
ONE INTERNATIONAL PLACE
BOSTON, MASSACHUSETTS 02110-2624
(617) 951-7000
FAX:(617) 951-7050

30 KENNEDY PLAZA
PROVIDENCE, RI  02903-2328
(401) 455-4400
FAX: (401) 455-4401

ONE FRANKLIN SQUARE
1301 K STREET, N.W.
SUITE 800 EAST
WASHINGTON, DC 20005-3333
(202) 626-3900
FAX: (202) 626-3961

                                                     May 6, 1998


Colonial Trust III -- Colonial International Fund for Growth
Colonial Trust III -- Colonial International Horizons Fund
One Financial Center
Boston, MA 02111

Ladies and Gentlemen:

         We have acted as counsel in  connection  with the Agreement and Plan of
Reorganization dated as of May 6, 1998 (the "Agreement"), among Colonial International Horizons Fund ("Acquiring Fund"), a series of Colonial Trust III (the "Trust"), a Massachusetts business trust, Colonial International Fund for Growth ("Target Fund"), another series of the Trust, and Colonial Management Associates, Inc. The Agreement describes a proposed transaction (the "Transaction") to occur on July 24, 1998 (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 11(b) and 12 of the Agreement. Capitalized terms not defined herein are defined in the Agreement.

         Target Fund is a series of Colonial Trust III which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end non-diversified management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of Colonial Trust III which is registered under the 1940 Act as an open-end non-diversified management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.

ROPES & GRAY

                                      -2-                          May  6,  1998

     For purposes of this opinion, we have considered the Agreement, the Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have represented to us the following facts, occurrences and information upon which you have indicated we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above):

         1. Target Fund will transfer to Acquiring Fund all of its assets, and Acquiring Fund will assume all of the liabilities of Target Fund, as of the Exchange Date.

         2. The fair market value of the Acquiring Fund Shares received by each Target Fund shareholder will be approximately equal to the fair market value of the Target Fund shares surrendered in exchange therefor. The Target Fund shareholders will receive no consideration other than Acquiring Fund Shares (which may include fractional shares) in exchange for their shares of beneficial interest in Target Fund (the "Target Fund Shares").

         3. None of the compensation received by any shareholder-employees of Target Fund, if any, will be separate consideration for, or allocable to, any of their Target Fund Shares; none of the Acquiring Fund Shares received by any Target Fund shareholder-employees will be separate consideration for, or allocable to, any employment; and the compensation paid to any Acquiring Fund or Target Fund shareholder-employees, if any, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         4. There is no plan or intention by any Target Fund shareholder who owns 5% or more of the total outstanding Target Fund Shares, and to the best of the knowledge of the management of Target Fund, there is no plan or intention on the part of the remaining Target Fund shareholders to sell, exchange, or otherwise dispose of a number of Acquiring Fund Shares received in the Transaction that would reduce Target Fund shareholders' ownership of Acquiring Fund Shares to a number of Acquiring Fund Shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Target Fund Shares as of the same date. For purposes of this representation, Acquiring Fund Shares or Target Fund Shares surrendered by Target Fund shareholders in redemption or otherwise disposed of, where such dispositions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, will be treated as outstanding Target Fund Shares on the date of the Transaction.

         5. Acquiring Fund has no plan or intention to reacquire any of the Acquiring Fund Shares issued in the Transaction, except for Acquiring Fund Shares reacquired in the ordinary course of its business as an open-end investment company.

ROPES & GRAY

                                   -3-                               May 6, 1998


         6. Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Transaction. For purposes of this representation, (a) amounts paid by Target Fund, out of the assets of Target Fund, to Target Fund shareholders in redemption of Target Fund Shares, where such redemptions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, (b) amounts used by Target Fund to pay expenses of the Transaction, and (c) amounts used to effect all redemptions and distributions (except for regular, normal dividends declared and paid in order to ensure Target Fund's continued qualification as a regulated investment company and to avoid fund-level tax (including for this purpose any dividends referred to in representation 17 herein)) made by Target Fund immediately preceding the transfer will be included as assets of Target Fund held immediately prior to the Transaction. Further, to the best of the knowledge of the managements of each of Acquiring Fund and Target Fund, this representation will remain true even if the amounts, if any, that Acquiring Fund pays after the Transaction to Acquiring Fund shareholders who are former Target Fund shareholders in redemption of Acquiring Fund Shares received in exchange for Target Fund Shares, where such redemptions, if any, appear to be initiated by such shareholders in connection with or as a result of the Agreement or the Transaction, are considered to be assets of Target Fund that were not transferred to Acquiring Fund.

         7. Immediately after the Transaction, the shareholders of Target Fund will be in control of Acquiring Fund within the meaning of Section 304(c) of the Code.

         8. The fair market value of the assets transferred to Acquiring Fund by Target Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

         9. The total adjusted basis of the assets of Target Fund transferred to Acquiring Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

         10. In the Transaction Target Fund will transfer to Acquiring Fund at least 50% of its historic business assets (see definition below).

         11. Following the Transaction, Acquiring Fund will continue to use a significant portion (in this case, at least 50%) of the historic business assets of Target Fund. Specifically, Acquiring Fund will use such significant portion of Target Fund's historic business assets in its business by continuing to hold at least such portion of the total assets transferred to it by Target Fund. That is, Acquiring Fund will continue to hold historic business assets of Target Fund, defined for purposes of this opinion as those assets transferred to it on the Exchange Date which were either (i) acquired by Target Fund prior to its management's decision to propose to its Trustees that it transfer any or all of its assets to Acquiring Fund, or (ii) acquired subsequent to such decision but not with a view to the Agreement or the Transaction, in an amount equal to at least 50% of the assets in Target Fund's portfolio held on the Exchange Date, as increased by the amounts, if any, that Target Fund paid to its shareholders in redemption of its shares, where such redemptions, if any, appear to have been initiated by such shareholders in connection with or as a result of the Agreement or Transaction. In making this determination, dispositions made in the ordinary course of Acquiring Fund's business as an open-end investment company (i.e., dispositions made in the ordinary course of business and independent of the Transaction) shall not be taken into account. In addition, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks long-term capital appreciation.

ROPES & GRAY

                                   -4-                               May 6, 1998


         12. At the time of the Transaction, Acquiring Fund will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Acquiring Fund that, if exercised or converted, would affect the Target Fund shareholders' acquisition or retention of control of Acquiring Fund as defined in Section 304(c) of the Code.

         13. Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets of Target Fund acquired in the Transaction, except for (i) dispositions made in the ordinary course of its business as a series of an open-end investment company (i.e., dispositions made in the ordinary course of business and independent of the Transaction) and (ii) dispositions made by Acquiring Fund to realign its portfolio in order to reflect its investment objective and conform to its investment restrictions and/or to maintain its qualification as a "regulated investment company" for federal income tax purposes under section 851 of the Code ("Realignment Dispositions"), which Realignment Dispositions shall be limited to the extent required by the above representation relating to the continued use by Acquiring Fund of the historic business assets of Target Fund. For purposes of this representation, Realignment Dispositions made by Target Fund, if any, will be considered to have been made by Acquiring Fund.

         14. The liabilities of Target Fund to be assumed by Acquiring Fund were incurred by Target Fund in the ordinary course of its business and are associated with the assets transferred to Acquiring Fund. For purposes of this paragraph, expenses of the Transaction are not treated as liabilities.

         15. The Transaction will offer shareholders of the Target Fund lower operating expense ratios, greater diversification of portfolio assets across countries, sectors and investing styles, a greater degree of select hedging of investments against currency fluctuations, and comparatively more investment in developed economies rather than emerging market economies.

         16. Printing, mailing and solicitation costs associated with the solicitation of Target Fund shareholders will be paid equally by Target Fund and Colonial Management Associates, Inc. (the "Adviser"). The Adviser will also pay one-half of all other expenses associated with the Transaction and Target Fund and Acquiring Fund will pay the other half, based on each fund's relative net assets. The Target Fund and the Acquiring Fund agree to pay the expenses preliminarily allocated to them. All such fees and expenses incurred and borne by any of the Adviser, Acquiring Fund or Target Fund shall be solely and directly related to the Transaction and shall be paid directly by the Adviser, Target Fund and Acquiring Fund, as the case may be, to the relevant providers of services or other payees, in accordance with the principles set forth in Rev. Rul. 73-54, 1973-1 C.B. 187.

         Target Fund shareholders will pay their respective expenses, if any, incurred in connection with the Transaction.

ROPES & GRAY

                                   -5-                               May 6, 1998

         17. For federal income tax purposes, Target Fund qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to Target Fund for its current taxable year beginning November 1, 1997 and will continue to apply to it through the Exchange Date.

         In that regard, Target Fund will declare to Target Fund shareholders of record on or prior to the Exchange Date a dividend or dividends which together with all previous such dividends shall have the effect of distributing all of Target Fund's investment company taxable income (see Code Section 852) (computed without regard to any deduction for dividends paid) and all of Target Fund's net realized capital gain (after reduction for any capital loss carryover) in each case for both the taxable year ending October 31, 1997 and the short taxable period beginning on November 1, 1997 and ending on the Exchange Date. Such dividends will be made to ensure continued qualification of Target Fund as a regulated investment company for tax purposes and to eliminate fund-level tax.

         18. For federal income tax purposes, Acquiring Fund qualifies as a regulated investment company, and the provisions of Section 851 through 855 of the Code apply to Acquiring Fund for its current taxable year beginning November 1, 1997 and will continue to apply to it through the Exchange Date.

         19. There is no intercorporate indebtedness existing between Target Fund and Acquiring Fund.

         20. Target Fund will distribute the Acquiring Fund Shares it receives in the Transaction to its shareholders as provided in the Agreement.

         21. Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

             1.No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

ROPES & GRAY

                                   -6-                               May 6, 1998

             2.No  gain  or  loss  will  be   recognized   by  the  Target  Fund
             shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

             3.The basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Target Fund Shares exchanged therefor;

             4.A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

             5.No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

             6.The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer; and

             7.The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund.

                                Very truly yours,

                                /s/ Ropes & Gray

                                  Ropes & Gray